Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated December 16, 2016 with respect to the financial statements of ClearBridge Appreciation Fund, ClearBridge Energy MLP & Infrastructure Fund, ClearBridge International Value Fund, ClearBridge Large Cap Value Fund, and ClearBridge Mid Cap Fund (formerly, ClearBridge Mid Cap Core Fund), each a series of the Legg Mason Partners Equity Trust, as of October 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

February 16, 2017